Exhibit 99.2

NHanced SEMICONDUCTORS, INC.

UNAUDITED FINANCIAL STATEMENTS

March 31, 2026

NHanced Semiconductors, Inc.

Interim Condensed Financial Statements (Unaudited)

NHanced Semiconductors, Inc.

Interim Condensed Balance Sheets

(Unaudited, in thousands, except share data)

	March 31, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$41	$27
Accounts receivable, net	479	1,151
Inventory	7,553	9,756
Prepaid expenses	61	214
Loan receivable	971	911
Loan to shareholder	62	62
Total current assets	9,167	12,121
Property and equipment, net	24,267	21,730
Right-of-use assets, net	16,188	17,020
Loan to shareholder - long-term	7,091	5,928
Other non-current assets	203	203
Total assets	$56,916	$57,002

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$4,177	$2,152
Accrued expenses	2,555	1,923
Deferred revenue	848	2,905
Current portion of note payable	87	87
Other current liabilities	2,396	3,751
Total current liabilities	10,063	10,818
Lease liabilities, net of current portion	16,685	17,057
Note payable	150	363
Deferred tax liability	1,184	1,649
Total liabilities	28,082	29,887
Commitments and Contingencies (see Note 9)
Shareholder’s equity:
Common stock, no par value per share (1,450 shares authorized, 450 shares issued and outstanding)	-	-
Additional paid-in capital	100	100
Retained earnings	28,734	27,015
Total shareholder’s equity	28,834	27,115
Total liabilities and shareholder’s equity	$56,916	$57,002

See accompanying notes to Interim Unaudited Condensed Financial Statements.

NHanced Semiconductors, Inc.

Interim Condensed Statements of Operations

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Total revenue	$3,893	$6,046	$22,499	$46,665
Cost of revenue	3,636	4,049	15,847	27,340
Gross profit	257	1,997	6,652	19,325
Operating expenses
Sales and marketing	185	147	489	377
General and administrative	1,988	2,188	6,737	5,440
Total operating expenses	2,173	2,335	7,226	5,817
(Loss) income from operations	(1,916)	(338)	(574)	13,508
Non-operating income (expense)
Interest and other income	783	-	783	853
Interest expense	(120)	(122)	(360)	(299)
(Loss) income before income taxes	(1,253)	(460)	(151)	14,062
Provision for (benefit from) income taxes	15	2	(1,870)	258
Net (loss) income	$(1,268)	$(462)	$1,719	$13,804

See accompanying notes to Interim Unaudited Condensed Financial Statements.

NHanced Semiconductors, Inc.

Interim Condensed Statements of Shareholder’s Equity

(Unaudited, in thousands, except share amounts)

	Three Months Ended March 31, 2026
			Additional		Total
	Common Stock		Paid-In	Retained	Shareholder’s
	Shares	Amount	Capital	Earnings	Equity
Balances, January 1, 2026	450	$-	$100	$30,002	$30,102
Net loss	-	-	-	(1,268)	(1,268)
Balances, March 31, 2026	450	$-	$100	$28,734	$28,834

	Nine Months Ended March 31, 2026
			Additional		Total
	Common Stock		Paid-In	Retained	Shareholder’s
	Shares	Amount	Capital	Earnings	Equity
Balances, July 1, 2025	450	$-	$100	$27,015	$27,115
Net income	-	-	-	1,719	1,719
Balances, March 31, 2026	450	$-	$100	$28,734	$28,834

	Three Months Ended March 31, 2025
			Additional		Total
	Common Stock		Paid-In	Retained	Shareholder’s
	Shares	Amount	Capital	Earnings	Equity
Balances, January 1, 2025	450	$-	$100	$25,572	$25,672
Net loss	-	-	-	(462)	(462)
Balances, March 31, 2025	450	$-	$100	$25,110	$25,210

	Nine Months Ended March 31, 2025
			Additional		Total
	Common Stock		Paid-In	Retained	Shareholder’s
	Shares	Amount	Capital	Earnings	Equity
Balances, July 1, 2024	450	$-	$100	$11,306	$11,406
Net income	-	-	-	13,804	13,804
Balances, March 31, 2025	450	$-	$100	$25,110	$25,210

See accompanying notes to Interim Unaudited Condensed Financial Statements.

NHanced Semiconductors, Inc.

Interim Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$1,719	$13,804
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	1,693	1,415
Amortization of lease assets	832
Provision for expected credit losses	186	-
Deferred income taxes	(465)	-
Change in operating assets and liabilities
Accounts receivable	486	(43)
Inventory	2,203	(4,662)
Prepaid expenses	153	(209)
Accounts payable	2,025	571
Deferred revenue	(2,057)	280
Accrued expenses and other current liabilities	(724)	865
Change in lease liabilities	(371)	940
Net cash provided by operating activities	5,680	12,961

Cash flows from investing activities:
Purchase of property and equipment	(4,230)	(8,297)
Issuance of loan to shareholder, net	(1,193)	(3,843)
Issuance of notes receivable	(30)	(898)
Net cash used in investing activities	(5,453)	(13,038)

Cash flows from financing activities:
Payment of notes payable	(213)	(74)
Net cash used in financing activities	(213)	(74)

Net increase (decrease) in cash	14	(151)
Cash and cash equivalents, beginning of period	27	545
Cash and cash equivalents, end of period	$41	$394

Supplemental disclosures of cash flow information:
Cash paid for interest on notes payable	$16	$24
Cash (refund) paid for income taxes	$(535)	$241

See accompanying notes to Interim Unaudited Condensed Financial Statements.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

Note 1 – Nature of the Organization and Significant Accounting Policies

Description of Business

NHanced Semiconductors, Inc. (“NHanced” or the “Company”) is a U.S.-based independent, pure-play technology foundry that offers advanced semiconductor development and manufacturing services and advanced packaging services from its fabrication facilities, or fab, in both North Carolina and Indiana. The Company’s technology-as-a-service model leverages a strong foundation of proprietary technology to co-develop process technology intellectual property with its customers that enables disruptive concepts through its Advanced Technology Services for diverse microelectronics (integrated circuits (“ICs”) and related micro and nanotechnology applications. In addition to these differentiated technology development services, the Company supports customers with volume production of ICs for high-growth markets through its Wafer Services. The Company’s revenue is derived from customers located in the United States and international markets. The majority of the Company’s business is from one contract.

Basis of Presentation

The accompanying unaudited Interim Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, these Interim Condensed Financial Statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at March 31, 2026, the results of operations for the three and nine months ended March 31, 2026 and 2025, and cash flows for the nine months ended March 31, 2026 and 2025. The results for the three and nine months ended March 31, 2026 are not necessarily indicative of the results to be expected for the full year or any other interim period. These statements should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2025.

Reclassifications

Certain reclassifications have been made to the fiscal year 2025 financial statements to conform to the fiscal year 2026 presentation. The reclassifications had no impact on net (loss) income, total assets, total liabilities, or shareholder’s equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets, liabilities and disclosures of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are carried at the original invoice amount less an estimate made for expected credit losses based on the Company’s expectation of losses to be incurred. Based on management’s review of outstanding receivable balances and historical collection information, management established a $0.2 million reserve for expected credit losses as of March 31, 2026. Management determined that no reserve was needed as of June 30, 2025.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

New Accounting Standards

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in ASU 2023-09 provide improvements primarily related to the rate reconciliation and income taxes paid information included in income tax disclosures. The Company would be required to qualitatively disclose the nature and effect of the specific categories of rate reconciliation items and individual jurisdictions. In addition, the Company would be required to disclose income taxes paid (net of refunds received) by jurisdiction where the amount is equal to or greater than five percent of total income taxes paid (net of refunds received). The amendments in ASU 2023-09 are effective for years beginning after December 15, 2025. We do not believe this ASU will have a material impact on our financial statements.

In July 2025, the FASB issued ASU 2025-05, Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. FASB issued this amendment to simplify the measurement of expected credit losses for accounts receivable. ASU 2025-05 provides a practical expedient for all entities in developing reasonable and supportable forecasts for estimating expected credit losses whereby the entity can assume the current conditions as of the balance sheet date for the remainder of the life of the asset. In addition, private entities may make an accounting election to consider collection activity after the balance sheet date when estimating expected credit losses. The amendments in ASU 2025-05 are effective for years beginning after December 15, 2025. We do not believe this ASU will have a material impact on our financial statements.

Subsequent Events

The Company was acquired by Quantum Computing Inc. (“QCi”) on June 22, 2026. The purchase price was $48.1 million in cash, subject to a working capital adjustment at closing, $20.0 million placed in escrow and $5.0 million in shares of QCi’s common stock. The escrow amounts are to be paid, with interest, upon NHanced achieving certain revenue targets as of December 31, 2027 and 2028. In addition, the acquisition agreement includes contingent consideration of up to $72.0 million based on the achievement of certain post-acquisition performance targets based on revenue as of December 31, 2027 and revenue and EBITDA as of December 31, 2028. All debt was paid off and related party receivables were forgiven at the date of sale.

In April 2026, the Company entered into an agreement with Centrust Bank to finance the acquisition of equipment. Under the terms of the agreement, the Company borrowed $3.1 million. The loan was extinguished in June 2026 in connection with the sale of the Company.

In May 2026, the Company entered into a loan agreement of $5.0 million with CCUR Holdings, Inc. to fund working capital needs. The loan is subject to a minimum payment of $1,000,000 in interest. The loan was extinguished in June 2026 in connection with the sale of the Company.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

Note 2 – Inventories

Inventories consist of raw materials, supplies and spare parts, and work-in-process. Work-in-process consists of engineer salaries and materials and overhead costs associated with the wafer manufacturing development services. Inventories consisted of the following (in thousands):

	March 31, 2026	June 30, 2025
Raw materials	$206	$263
Work-in-Process	7,279	9,379
Finished Goods	68	114
Inventories	$7,553	$9,756

Note 3 – Property and Equipment

Property and equipment consisted of the following (in thousands):

	March 31, 2026	June 30, 2025
Construction in progress	$4,337	$1,601
Computer equipment & software	190	169
Furniture & fixtures	243	214
Production machinery	19,813	18,693
Leasehold improvements	4,416	4,092
Total cost	28,999	24,769
Accumulated depreciation	(4,732)	(3,039)
Property and equipment, net	$24,267	$21,730

The Company recorded depreciation expense of $0.6 million and $0.5 million during the three months ended March 31, 2026 and 2025, respectively, and $1.7 million and $1.4 million during the nine months ended March 31, 2026 and 2025, respectively.

Note 4 – Revenue Recognition

Revenue is recognized when control of the promised goods or services are transferred to the Company’s customers, in amounts that reflect the consideration the Company expects to be entitled to in exchange for those goods or services. To recognize revenue, the Company applies the following five step approach: 1) identify the contract with the customer, 2) identify the performance obligations in the customer contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract, and 5) recognize the revenues when or as it satisfies a performance obligation. The Company accounts for a contract when it has approval and commitment from all parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of transaction price is reasonably assured.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

At contract inception, the Company applies judgement in determining the customer’s ability to pay amounts entitled to the Company when due based on a variety of factors including the customer’s historical payment experience.

The Company primarily derives its revenue from the performance of Advanced Technology Services (“ATS”) process development services and the manufacture and delivery of wafers via Wafer Services.

ATS Development - ATS development contracts are focused on the performance of process development services, the output of which determines the viability of the process. Wafer manufacturing development services do not include services to manufacture customer wafers at scale. ATS development contracts are complex and wafer manufacturing development services are often either the lone performance obligation in an ATS development contract, or the performance obligation to which the majority of the contract value is allocated. The Company has fixed price contracts with its ATS development customers that may be extended or amended based on results of the initial contract. The Company’s ATS development customers receive the benefits of these services, and revenue from performance of these services are recognized when the goods are delivered or a milestone is achieved with no further recourse to the Company.

Wafer Services - Wafers are goods that are generally customer specific, highly customized and have no alternative use to the Company. Wafer Services customers contract with the Company to manufacture wafers based on their manufacturing design specifications. The terms of Wafer Services contracts dictate when control over wafers is transferred to the Company’s customers.

Contract performance is typically defined as “Best Effort”, “Milestone Achievement” or “Specific Yield” in either numbers or performance. These specifics are defined as follows:

(1) Best Effort - Work is performed per specific processes and procedures and results are examined to either prove or disprove viability of said processes and procedures.

(2) Milestone Achievement - Work has been performed, as determined in the statement of work via purchase order, in a series of steps.

(3) Specific Yield - Results determined through examination of the final product have been achieved. These can be specific levels of performance or a given percentage of functional product per a given lot, when produced in mass.

In cases where the contract, purchase order, statement of work, or other engagement documentation, do not provide specifics, revenue is recognized when the end product is shipped to the customer.

Note 5 – Leases

The Company leases its Indiana facility under a finance lease and its North Carolina facility and its office location in Illinois under operating leases. The Company determines if an arrangement is a lease at inception. Leases with an initial term of twelve months or less are not recorded on the balance sheet. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligations to make lease payments arising from the lease. Leases are recognized at commencement date based on the present value of lease payments over the lease term. For leases that do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. Some of the leases include options to extend or cancel the lease term, which is only included in the lease liability and right-of-use assets calculation when it is reasonably certain the Company will exercise that option at the inception of the lease.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

The components of lease expense for the three and nine months ended March 31, 2026 and 2025 were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Operating lease costs	$355	$355	$1,066	$1,066
Finance lease costs:
Amortization of assets	65	65	196	174
Interest on lease liabilities	115	114	344	266
Less Sublease Income	(78)	(69)	(234)	(203)
Total lease costs	$457	$466	$1,372	$1,303

Cash paid for amounts included in the measurement of lease obligations:
Operating leases	$310	$148	$930	$442
Finance Leases	$108	$105	$323	$280

The weighted average remaining lease term and weighted average discount rates related to leases as of March 31, 2026 are as follows:

March 31, 2026
Weighted average remaining lease term (in years):
Operating leases	11.5
Finance leases	23.3

Weighted average discount rate:
Operating leases	6.68%
Finance leases	7.00%

The table below reconciles the undiscounted future minimum lease payments under these leases to the total lease liabilities recognized on the Interim Condensed Balance Sheet as of March 31, 2026 (in thousands):

	Operating	Finance	Total
Fiscal Year ended June 30,	Leases	Leases	Leases
2026	$142	$293	$435
2027	456	1,182	1,638
2028	458	1,217	1,675
2029	472	1,254	1,726
2030	486	1,291	1,777
Thereafter	12,637	10,598	23,235
Total minimum payments	14,651	15,835	30,486
Less: imputed interest	(3,995)	(9,276)	(13,271)
Present value of lease liabilities	10,656	6,559	17,215
Less: current portion included in other current liabilities	(530)	-	(530)
Long-term lease liabilities	$10,126	$6,559	$16,685

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

The Company has combined operating and finance leases on the balance sheet. Below are the components of operating and finance lease assets and liabilities as well as which line on the balance sheet they are included (in thousands):

	March 31, 2026	June 30, 2025
Operating lease assets	$9,937	$10,452
Finance lease assets	6,251	6,568
Right-of-use assets, net	$16,188	$17,020

Operating lease liability, current portion	$530	$529
Finance lease liability, current portion	-	-
Other current liabilities	$530	$529

Operating lease liability, net of current portion	$10,126	$10,514
Finance lease liability, net of current portion	6,559	6,543
Lease liabilities, net of current portion	$16,685	$17,057

In June 2026, the Company entered into amended lease agreements for its facilities in Illinois and Indiana. These are related party leases and were amended to a term of five years. As a result of the amendments, future contractual payments were reduced by $7.8 million. The remaining term of the Indiana lease was reduced by approximately 13 years. Upon amendment, all leases will be classified as operating leases, including the Indiana lease that was previously accounted for as a finance lease.

Note 6 – Related Parties

The Company has advanced funds to its sole shareholder and has a long-term notes receivable with its sole shareholder in relation to the earnest money deposits for the purchase of real estate for the Indiana fab and other lease or note payable obligations. These receivables are classified as Loan to Shareholder in the Interim Condensed Balance Sheets and the details are as follows (in thousands):

	March 31, 2026	June 30, 2025
Advance to shareholder	$5,637	$4,993
Long term receivable with shareholder related to purchase of real estate	1,516	997
Total receivable from shareholder	7,153	5,990
Less: current portion due within one year	(62)	(62)
Long-term portion due after one year	$7,091	$5,928

The Company also advanced a loan to a related party in the amount of $1.0 million and $0.9 million as of March 31, 2026 and June 30, 2025, respectively. This receivable is classified as Loan Receivable in the Interim Condensed Balance Sheets.

The shareholder and related party receivables were forgiven in June 2026 in connection with the sale of the Company. See Note 1 for further discussion.

NHanced Semiconductors, Inc.

Notes to Interim Condensed Financial Statements (Unaudited)

The Company leases office space from its sole shareholder. Rent paid to the sole shareholder was $0.4 million for the nine months ended March 31, 2026. As of March 31, 2026, total future minimum payments include $14.6 million owed to the sole shareholder. Upon the amendment in June 2026, as discussed in Note 5, total future minimum payments owed to the sole shareholder were reduced to $6.8 million.

Note 7 – Notes Payable

The Company has debt arrangements with independent third-party creditors. The following summarizes the agreements (in thousands):

	March 31, 2026	June 30, 2025
Loan payable to Wintrust Equipment Finance in connection with providing working capital funding for the Company for equipment financing. The loan was originated on April 19, 2023 with a maturity date of May 1, 2028. Interest accrues at 6.80% per annum with principal and interest payments due monthly. The note is secured by the equipment and inventory and personally guaranteed by the shareholder of the Company.	$237	$313
Loan payable to the U.S. Small Business Administration in connection with providing working capital funding for the Company. The loan was originated on June 13, 2020 with an original maturity date of June 13, 2050. Interest accrued at 3.75% per annum with principal and interest payments due monthly. The note was secured by the assets of the Company. The loan was paid off during January 2026.	-	137
Total notes payable outstanding	237	450
Less: current portion due within one year	(87)	(87)
Long-term portion due after one year	$150	$363

The Wintrust equipment loan was extinguished in June 2026 in connection with the sale of the Company. See Note 1 for further discussion.

Note 8 – Income Taxes

In March 2026, the Company entered into an agreement to transfer $1.1 million of redevelopment tax credits. The sale is recorded within interest and other income within the Interim Condensed Statements of Operations during the three months ended March 31, 2026.

Note 9 – Commitments and Contingencies

Off-balance sheet arrangements

In October 2021, the Company’s sole shareholder entered into a business loan agreement in the amount of $0.4 million with the U.S. Small Business Administration Growth Corporation. In January 2025, the Company’s sole shareholder entered into a business loan agreement in the amount of $1.8 million with the U.S. Small Business Administration Growth Corporation. The Company pledged its land and improvements as collateral to secure these loans. In November 2025, the Company’s sole shareholder entered into a business loan agreement in the amount of $1.4 million with First Mid Bank & Trust. The Company pledged its inventory and equipment as collateral to secure the loan.

In the event of a default by the sole shareholder, the Company would be obligated to perform under the guarantee and repay the outstanding balances of these debts. As of March 31, 2026, the total outstanding balance of all the guaranteed debt was $3.5 million. These loans were paid off by the Company in June 2026 in connection with its sale. See Note 1 for further discussion.